UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                     April 16, 2009
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                                (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 16, 2009, Martha Brooks announced her retirement as President and Chief Operating Officer of Novelis Inc. (the “Company”), effective May 8, 2009. On April 16, 2009, the Novelis Inc. Board of Directors appointed Philip Martens to succeed Ms. Brooks as President and Chief Operating Officer, effective May 8, 2009.
     Mr. Martens most recently served as Senior Vice President and President, Light Vehicle Systems at ArvinMeritor Inc. from September 2006 to January 2009. Prior to that, he was President and Chief Operating Officer of Plastech Engineered Products from 2005 to 2006. From 1987 to 2005, Mr. Martens held various engineering and leadership positions at Ford Motor Company. Most recently, he was Group Vice President, Product Creation, of Ford Motor Company from 2003 to 2005.
     On April 16, 2009, the Board of Directors ratified the employment agreement between Mr. Martens and the Company dated April 11, 2009 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Martens will receive an annual base salary of $700,000, an annual short term target bonus percentage of 90% of his base salary (i.e., $630,000), and an annualized long term incentive target opportunity of $2,000,000. However, during his first year of employment, Mr. Martens will receive not less than 50% of the target of his annual short term target bonus for the fiscal year ended March 31, 2010 (i.e., $315,000).
     Mr. Martens will receive benefits and perquisites customarily provided to our executives. He will be entitled to receive two years annual base salary and target short term incentive opportunity (less any other severance payments) as severance pay if he is terminated involuntarily except for cause, death, disability, or retirement. Other severance benefits described in the Employment Agreement include a lump sum payment to assist him with post-employment medical continuation coverage, life insurance benefits, and retirement benefits.
     As part of the Employment Agreement, Mr. Martens has agreed to a non-competition provision, prohibiting him from competing with the Company during his employment and for a period of 24 months thereafter. He also agreed to not solicit (a) the Company’s customers and suppliers or (b) its employees during his employment and for a period of 24 months thereafter.
     The Employment Agreement also states that Mr. Martens’ will receive an agreement providing employment protection in the event of a change in control of the Company. Accordingly, the Company and Mr. Martens’ entered into a Change in Control Agreement dated as of April 16, 2009 (the “CIC Agreement”). The CIC Agreement will terminate upon the earlier of (i) April 15, 2011, unless a change in control event occurs on or before such date, or (ii) 24 months following the date of a change in control event. Pursuant to the CIC Agreement, he will be entitled to the following payments if the Company terminates his employment other than for cause, or if he resigns for good reason, within 24 months after a change in control event:
(a)	a lump sum cash amount equal to two times the sum of (1) his annual base salary plus (2) his target short term incentive opportunity for the calendar year in which the change in control occurs; the lump sum cash amount will be reduced by the amount of severance payments, if any, paid or payable to him other than pursuant to the CIC Agreement to avoid duplication of payments;

(b)	other benefits described in the CIC Agreement including a lump sum payment to assist him with post-employment medical continuation coverage, life insurance benefits, and retirement benefits; and

(c)	a “gross-up” reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code.
Such payments shall not be made if his employment terminates because of death, disability, or retirement.
     Mr. Martens, age 49, earned a degree in mechanical engineering from Virginia Polytechnic Institute and State University, a Masters of Business Administration from the University of Michigan, and a Ph.D. in automotive engineering from Lawrence Technical Institution.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: April 22, 2009	By:	/s/ Christopher M. Courts
Christopher M. Courts
Assistant General Counsel and Corporate Secretary